Exhibit 99.1

PRESS RELEASE

Company:	National Bancshares Corporation
		OTC Bulletin Board - NBOH
Contact: 	Mark R. Witmer, President and CEO
Address:	112 West Market Street
		Orrville, Ohio  44667
Phone:		330.682.1010
Fax:		330.682.4644

For Immediate Release: August 7, 2012

National Bancshares Corporation Announces Second Quarter Earnings

Orrville, Ohio ~ National Bancshares Corporation, the holding company for First National Bank, reported net income of $317,000 for the quarter ended June 30, 2012, a decrease from $589,000 for the same period in 2011. Earnings per share were $0.14 and $0.27 for June 30, 2012 and 2011, respectively.

Second Quarter 2012 Business Highlights:

~ Net interest income for the quarter ended June 30, 2012 was $3,483,000, an increase of $113,000 or 3.4% compared to $3,370,000 in the same period in 2011.

~ Noninterest expense decreased 5.7% to $2,967,000.

~ Loans, net of allowance for loan losses increased $26.0 million or 12.1% from $213.9 million as of December 31, 2011 to $239.9 million as of June 30, 2012.

~ Total deposits increased $30 million or 8.8% from $340.7 million as of December 31, 2011 to $370.7 million as of June 30, 2012.

Year-to-Date 2012 Highlights:

Net income for the first half of 2012 decreased 5.5% to $1,017,000 from $1,076,000 for the same period in 2011. Net income was positively impacted by an increase in net interest income and a decrease in noninterest expense and negatively impacted by an increase in the provision for loan losses.

Noninterest income for the first half increased $6,000 or 0.4%, to $1,359,000 from $1,353,000 in the same period in 2011. Noninterest income in 2011 included $128 thousand of gains recorded on the sale of the guaranteed portion of five Small Business Administration (SBA) loans. Mortgage banking income increased $127,000 for the six month period ended June 30, 2012 compared to the same period in 2011, based on more favorable loan sale activity.

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Noninterest expense for the first half of 2012 was $6,013,000, a decrease of 4.5% from $6,294,000 for the same period in 2011. The change was due primarily to a decrease in professional and consulting expense and the FDIC assessment expense.

June 30, 2012 Financial Condition:

Total assets increased 7.4% to $436.2 million as of June 30, 2012, from $406.1 million at December 31, 2011. Securities available for sale totaled $138.0 million compared to $150.2 million at December 31, 2011. Loans, net of allowance for loan losses increased $26.0 million to $239.9 million compared to $213.9 million at December 31, 2011. Deposits increased 8.8% to $370.7 million compared to $340.7 million at December 31, 2011. Shareholders` equity increased 2.3% to $43.7 million from $42.7 million at the end of 2011. Accumulated other comprehensive income, which is the unrealized gain on securities classified as available for sale, net of tax, increased to $3.9 million compared to $3.6 million as of December 31, 2011.

The allowance for loan losses increased from $3,163,000 as of December 31, 2011 to $3,480,000 at June 30, 2012. Allowance for loan losses as a percentage of total loans decreased from 1.46% at year-end 2011 to 1.43% at June 30, 2012, due to decreases in the collateral valuations based on information obtained in the second quarter of 2012 for two commercial real estate loan relationships.

The provision for loan losses for the quarter ended June 30, 2012 was $981,000, compared to $150,000 for the same period in 2011. The increase in the provision for loan losses is primarily related to changes in the collateral valuations of two commercial real estate loan relationships in June 2012. Both of the relationships have been classified as substandard loans since December 31, 2010. A charge-off of $481 thousand was recorded for one of these relationships, while the specific allocation on the other loan was increased by $116 thousand.

Total nonperforming loans decreased from $4.0 million as of December 31, 2011 to $2.6 million at June 30, 2012. Non-performing loans consist of loans placed on non-accrual status and loans past due 90 or more days and still accruing interest. Loans past due 30 through 89 days and still accruing, increased from $641 thousand to $1.1 million as of June 30, 2012. Adversely classified loans, including special mention, substandard and doubtful, decreased from $12.1 million at December 31, 2011 to $10.7 million at June 30, 2012. Management believes the allowance for loan losses is adequate as of June 30, 2012.

National Bancshares Corporation`s subsidiary, First National Bank, is headquartered in Orrville, Ohio with fourteen banking offices in Orrville, Massillon, Wooster, Apple Creek, Dalton, Fairlawn, Kidron, Lodi, Mt. Eaton, Seville and Smithville.

Forward-Looking Statements ~ This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those indicated by the forward-looking statements. These include factors such as changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company`s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended
December 31, 2011. The Company assumes no obligation to update any forward-looking statement.

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
Selected Consolidated Financial Data (Unaudited)

Balance Sheet Data:
(dollars in thousands)
                                 Jun 30,   Mar 31,   Dec 31,   Sep 30,   Jun 30,
                                 2012      2012      2011      2011      2011
Cash and cash equivalents        $ 31,937  $ 23,125  $ 15,213  $ 29,071  $ 31,694
Securities available for sale     131,957   145,930   150,175   144,008   135,926
Loans, net                        239,924   222,346   213,952   207,096   203,255
Deposits                          370,743   352,408   340,664   340,319   336,528
Repurchase agreements               9,417     9,816    10,168    10,071     8,782
Federal Home Loan Bank advances     8,000     8,000     8,000     9,000     9,000
Shareholders' equity               43,740    43,156    42,745    42,215    40,707
Total assets                      436,154   417,731   406,086   407,059   398,787


Income Statement Data:
(dollars in thousands, except per
  share data)                                    Six months ended
                                                 Jun 30,      Jun 30,
                                                 2012         2011          Change
Interest income                                  $   7,784    $   7,567       2.9 %
Interest expense                                       904        1,100     (17.8)%
Net interest income                                  6,880        6,467       6.4 %
Provision for loan losses                            1,130          297     280.5 %
Net interest income after provision for
  loan losses                                        5,750        6,170      (6.8)%
Noninterest income                                   1,359        1,353       0.4 %
Noninterest expense:
Salaries and employee benefits                       2,951        2,949       0.1 %
Data processing                                        585          569       2.8 %
Net occupancy                                          702          745      (5.8)%
Professional and consulting fees                       196          326     (39.9)%
FDIC assessment                                        149          230     (35.2)%
Other                                                1,430        1,475      (3.1)%
Total noninterest expense                            6,013        6,294      (4.5)%
Income before income taxes                           1,096        1,229     (10.8)%
Income tax expense                                      79          153     (48.4)%
Net income                                       $   1,017    $   1,076      (5.5)%
Earnings per share, basic and diluted            $    0.46    $    0.49      (6.1)%
Weighted average shares outstanding, basic       2,216,562    2,209,717
Weighted average shares outstanding, diluted     2,219,510    2,209,717

Income Statement Data:
(dollars in thousands, except per
  share data)                                    Three months ended
                                                 Jun 30,      Jun 30,
                                                 2012         2011          Change
Interest income                                  $   3,934    $   3,892       1.1 %
Interest expense                                       451          522     (13.6)%
Net interest income                                  3,483        3,370       3.4 %
Provision for loan losses                              981          150     554.0 %
Net interest income after provision for
  loan losses                                        2,502        3,220     (22.3)%
Noninterest income                                     723          621      16.4 %
Noninterest expense:
Salaries and employee benefits                       1,458        1,455       0.2 %
Data processing                                        290          286       1.4 %
Net occupancy                                          349          378      (7.7)%
Professional and consulting fees                        99          176     (43.8)%
FDIC assessment                                         71           94     (24.5)%
Other                                                  700          759      (7.8)%
Total noninterest expense                            2,967        3,148      (5.7)%
Income before income taxes                             258          693     (62.8)%
Income tax expense (benefit)                           (59)         104       nm
Net income                                       $     317    $     589     (46.2)%
Earnings per share, basic and diluted            $    0.14    $    0.27     (48.1)%
Weighted average shares outstanding, basic       2,216,599    2,209,717
Weighted average shares outstanding, diluted     2,219,393    2,209,717
nm - not meaningful

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
Quarterly Earnings Summary (Unaudited)
Previous Eight Quarters:
(dollars in thousands, except per
  share data)
                                              Jun          Mar          Dec          Sep
                                              2012         2012         2011         2011
Interest income                               $   3,934    $   3,850    $   3,926    $   3,920
Interest expense                                    451          453          469          481
Net interest income                               3,483        3,397        3,457        3,439
Provision for loan losses                           981          149          153          150
Net interest income after provision for
  loan losses                                     2,502        3,248        3,304        3,289
Noninterest income                                  723          636          862          817
Noninterest expense                               2,967        3,046        3,289        3,156
Income (loss) before income taxes                   258          838          877          950
Income tax expense (benefit)                        (59)         138          103          188
Net income                                    $     317    $     700    $     774    $     762
Earnings per share:
Basic and diluted                             $    0.14    $    0.32    $    0.35    $    0.34
Cash dividends per share                      $    0.08    $    0.08    $    0.08    $    0.08
Weighted average shares outstanding           2,216,562    2,216,526    2,213,269    2,213,269

                                              Jun          Mar          Dec          Sep
                                              2011         2011         2010         2010
Interest income                               $   3,892    $   3,675    $   3,704    $   3,919
Interest expense                                    522          578          755          799
Net interest income                               3,370        3,097        2,949        3,120
Provision for loan losses                           150          147          879          228
Net interest income after provision for
  loan losses                                     3,220        2,950        2,070        2,892
Noninterest income                                  621          732          744        1,209
Noninterest expense                               3,148        3,146        2,969        2,947
Income (loss) before income taxes                   693          536         (155)       1,154
Income tax expense (benefit)                        104           49         (163)         288
Net income                                    $     589    $     487    $       8    $     866
Earnings per share:
Basic and diluted                             $    0.27    $    0.22    $    0.01    $    0.39
Cash dividends per share                      $    0.08    $    0.08    $    0.08    $    0.08
Weighted average shares outstanding           2,209,717    2,209,717    2,205,973    2,205,973

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